LETTER AGREEMENT

September 30, 2015

To:

Archer Investment Series Trust

9000 Keystone Crossing, Ste 630

Indianapolis, IN 46240

You have engaged us to act as the sole Investment Advisor of the Archer Income Fund (the “Fund”) pursuant to a Management Services Agreement approved by the Board of Trustees on January 28, 2010 (the “Agreement”) and amended on September 8, 2010.

Effective immediately through December 31, 2016 we hereby agree to waive our management fee and/or reimburse our expenses of the Fund, but only to the extent necessary to maintain the Fund’s annual net operating expenses (excluding brokerage fees and commissions; any 12b-1 fees; barrowing costs, such as (a) interest and (b) dividend expenses on securities sold short; taxes; any indirect expenses, such as expenses incurred by other investment companies in which the Fund may invest; and extraordinary expenses) at 1.18% of the Fund’s daily net assets. Any waiver or reimbursement by us is subject to repayment by the Fund in the three fiscal years following the fiscal year in which the particular waiver or reimbursement occurred; provided that the Fund is able to make the repayment without exceeding the 1.18% expense limitation.

Very truly yours,

ARCHER INVESTMENT CORPOARTTION

By:

/s/ Troy C. Patton

Troy C. Patton, Managing Director

Acceptance

The foregoing agreement is hereby accepted.

ARCHER INVESTMENT SERIES TRUST

By:

/s/ Troy C. Patton

Troy C. Patton, President